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                                 Exhibit 16.1
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March 23, 2001



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Henderson Citizens Bancshares, Inc. and, under the date of March 3, 2000, we reported on the consolidated financial statements of Henderson Citizens Bancshares, Inc. (the "Company") and subsidiaries as of and for the years ended December 31, 1999 and 1998. On April 28, 2000, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated March 23, 2001 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements regarding (1) approval of the decision to change independent accountants by the board of directors, (2) engagement of Fisk and Robinson as the Company's independent accountants for 2000 and (3) consultation with Fisk and Robinson regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements or any matter that was either the subject of a disagreement or a reportable event.

Very truly yours,


/s/ KPMG LLP